Exhibit 99.1

PRESS RELEASE

PIERIS PHARMACEUTICALS STRENGHTENS SENIOR MANAGEMENT TEAM AND ESTABLISHES US HEADQUARTERS IN BOSTON

—Darlene Deptula-Hicks to Join as Sr. VP and Chief Financial Officer—

—Boston to Serve as Corporate Headquarters and Hub for Anticalin Drug Development—

BOSTON, MA, September 2, 2015 – Pieris Pharmaceuticals, Inc. (NASDAQ: PIRS), a biotechnology company advancing its proprietary Anticalin® biotherapeutic technologies, announced today a key addition to its senior leadership team with the appointment of Darlene Deptula-Hicks as Senior Vice President and Chief Financial Officer. The Company also announced the transition of its corporate headquarters from Freising, Germany to Boston, Massachusetts.

“Today marks the achievement of two important corporate milestones for Pieris,” commented Stephen Yoder, President and CEO. “The addition of Darlene Deptula-Hicks as a full-time member to our senior management team demonstrates our ability to attract industry experts of the highest caliber. Darlene’s deep financial leadership experience, industry knowledge and extensive business acumen will benefit Pieris as we execute on our strategy as a recently listed Nasdaq company.”

“Additionally,” said Mr. Yoder, “Boston has emerged as the global epicenter for biotechnology and promises to provide significant networking opportunities and put the industry’s richest talent pool at our doorstep. The new Boston-based corporate and development headquarters is ideally located to help the Company grow the human and financial resources necessary to develop, test, manufacture, commercialize and market our drug candidates. Pieris’ world-class drug discovery and protein engineering capabilities will continue in Germany and will remain an integral part of the company’s pipeline expansion and product development focus. Initially the CEO, CFO and our recent hire Dr. Louis Matis, CDO will be located in Boston with supporting hires as needed. “

Ms. Deptula-Hicks has been the Acting Chief Financial Officer of Pieris since November 2014, providing financial consulting services to the Company pursuant to a consulting agreement with the financial advisory firm of Danforth Advisors, LLC. Prior to that time and since June 2012, Ms. Deptula-Hicks served as the EVP and Chief Financial Officer of Microline Surgical, Inc., a surgical instruments and medical devices company. From 2006 to May 2011, Ms. Deptula-Hicks served as EVP and Chief Financial Officer of iCAD, Inc., a publicly traded medical device company. From 2002 to 2006, Ms. Deptula-Hicks served as EVP and Chief Financial Officer of ONI Medical Systems, Inc., a venture capital-backed designer and manufacturer of high-field diagnostic imaging systems for orthopedic applications, and from 1998 to 2001, Ms. Deptula-Hicks was EVP and Chief Financial Officer of Implant Sciences Corporation, an early stage medical device company that had its initial public offering in June of 1999. Prior to 1998, Ms. Deptula-Hicks also held various senior financial and accounting positions at Abiomed, Inc., GCA Corporation, Edwards High Vacuum International and Puritan Bennett Corporation. Ms. Deptula-Hicks also serves on the Board of Directors and as Chair of the Audit Committee of Xenetic Biosciences, Inc. and between 2006 and October 2014 served on the Board of Directors of IMCOR Pharmaceutical Company, Technest Holdings, Inc., and USfalcon. Ms. Deptula-Hicks received her B.S. in accounting from Southern NH University and her MBA from Rivier College.

“This is an exciting time to be joining Pieris,” said Ms. Deptula-Hicks. “The Company has made significant strides this year and is well positioned to address some very attractive markets with novel and differentiated drug programs. Our new 255 State Street location in Boston will also allow us to have a strong foothold in both the US and Europe. I am energized by the opportunity and challenges and look forward to continuing to contribute to the Company’s success.”

About Pieris Pharmaceuticals:

Pieris is a clinical-stage biotechnology company advancing its proprietary Anticalin® technology to create differentiated drugs that have the potential to be safer and more effective than conventional approaches. Anticalins show promise in addressing high-unmet medical needs and expanding the potential of targeted therapeutics. The company currently has a diverse proprietary pipeline and has ongoing R&D collaborations with Daiichi Sankyo, the Sanofi Group, Zydus Cadila, Stelis Biopharma and Allergan. Anticalin®, Anticalins® are registered trademarks of Pieris. For more information visit www.pieris.com.

Forward Looking Statements:

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, the timing of our clinical trials or other development efforts, references to novel technologies and methods; our business and product development plans; or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, our ability to raise the additional funding we will need to continue to pursue our business and product development plans; the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; our ability to develop, complete clinical trials for, obtain approvals for and commercialize any of our product candidates; competition in the industry in which we operate and market conditions. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents we file with the SEC available at www.sec.gov, including without limitation the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and the Company’s Quarterly Reports on Form 10-Q.

Company Contact:	Investor Relations Contact:

Pieris Pharmaceuticals, Inc.	The Trout Group
Darlene Deptula-Hicks	Thomas Hoffmann
SVP & Chief Financial Officer	+1-646-378-2931
+1-603-553-5803	thoffmann@troutgroup.com
deptula@pieris.com
or

Media Inquiries: Gretchen Schweitzer	The Del Mar Consulting Group, Inc. Robert Prag, President +1-858-794-5000 bprag@delmarconsulting.com

+49 172 861 8540
gschweitzer@macbiocom.com

##END##